Exhibit 99.1

 JoS. A. Bank Clothiers Announces 18.4% Increase in March 2005 Sales;
                   Comparable Store Sales Rise 3.3%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--April 7, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announces that its total sales for the fiscal month ended April 2, 2005 (fiscal March
2005) increased 18.4% to $35.4 million versus $29.9 million in the comparable prior year period. Comparable store sales increased 3.3% when compared with March 2004 while combined catalog and internet sales increased 25.0%.
    "We are pleased with the March comparable store sales results which were positive despite the Easter shift and unusual weather patterns," said David E. Ullman, Chief Financial Officer of JoS. A. Bank Clothiers, Inc. "Our spring products are starting the season with strong sales. In addition, gross profit margins have increased over the same period last year as they did in February. We expect the trend of sales and gross profit margin increases to continue through the critical Father's Day period."
    Total sales for the two months ended April 2, 2005 increased 18.7% to $64.0 million compared with $53.9 million in the comparable prior year period. Comparable stores sales increased 3.2% in the two months ended April 2, 2005 when compared with the comparable prior year period, while combined catalog and internet sales increased 22.9%.
    Comparable store sales include merchandise sales generated in Company-owned stores that have been open for at least thirteen full months.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 273 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com